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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

MEDIA CONTACT:                                ANALYSTS CONTACT:

                                              Mark A. King
Corporate Communications                      Executive Vice President
Affiliated Computer Services, Inc.             and Chief Financial Officer
(214) 841-8011                                (214) 841-8007



                       AFFILIATED COMPUTER SERVICES, INC.
                                   TO ACQUIRE
                          COMPUTER DATA SYSTEMS, INC.


DALLAS, TEXAS - September 21, 1997 -- Affiliated Computer Services, Inc. (NYSE:
AFA) and Computer Data Systems, Inc. (NASDAQ: CDSI) announced today they have signed a definitive agreement under which CDSI will be acquired by and merged into Affiliated Computer Services, Inc. ("ACS"). Under the terms of the agreement, shareholders of CDSI will receive 1.759 shares of ACS for each share of CDSI. Based on ACS' closing price of $29.375 on September 19, CDSI shareholders would receive approximately 11.0 million shares of ACS stock. In addition, approximately $48 million of debt will be repaid for a total transaction value of approximately $373 million. The transaction is structured to be tax-free to CDSI shareholders and will be accounted for as a pooling of interests. The merger agreement is subject to certain regulatory approvals and certain other conditions, including approval of the merger by the shareholders of CDSI and approval of the issuance of the ACS stock by the ACS shareholders. It is currently intended that special meetings of the shareholders of each of ACS and CDSI will be held within the next 90 days. Closing of the merger is expected during the fourth quarter of calendar 1997.

With respect to the shareholder votes, all of the directors and executive officers of each of ACS and CDSI have agreed to vote their stock in favor of the transaction. In the case of ACS, such directors and officers have sufficient voting power to satisfy the shareholder vote condition under the definitive agreement. In the case of CDSI, where a two- third's vote is required, the directors and the officers hold stock representing approximately ten percent of the outstanding shares.

CDSI, headquartered in Rockville, Maryland, is a recognized leader in providing information technology solutions including systems integration, software engineering/reengineering, development and maintenance, database support, data center management and processing services and telecommunications engineering. CDSI provides customers with innovative applications for enhancing their business processes - enabling customers to realize cost efficiencies, provide better service and introduce new capabilities. CDSI's 3,900 employees serve a wide array of government and private industry customers with information technology expertise, systems, and products. At closing, CDSI will become a wholly-owned subsidiary of ACS.

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AFFILIATED COMPUTER SERVICES, INC. TO ACQUIRE
COMPUTER DATA SYSTEMS, INC.                                               PAGE 2



"We are extremely pleased to be making this announcement with CDSI, and are very enthusiastic about the potential this strategic combination will offer our customers, shareholders and employees," said Darwin Deason, chairman and chief executive officer of ACS. "Our two companies are highly complementary both in terms of the markets we serve and the products and services we offer. The acquisition of CDSI provides ACS a pool of technical and management talent and will expand our traditional service offerings to include systems analysis and design, applications development, network engineering, system integration and a significant suite of business process outsourcing services. ACS welcomes the CDSI team. Our combined organization will generate over $1.1 billion in revenues on an annualized basis. Most importantly, we expect that this acquisition will be non-dilutive to ACS shareholders on a prospective basis."

"This merger will result in a company that is extremely well-positioned, both strategically and financially, to meet the challenge of a rapidly changing technology environment," stated Clifford Kendall, chairman of the board of CDSI. "By joining with ACS we gain critical mass to capitalize on the significant opportunities that exist in CDSI's traditional government market, but even more exciting is the opportunity to bring CDSI's traditional products and services to a greatly expanded commercial market sector." Mr. Kendall and Peter Bracken, CDSI's president and chief executive officer, will join ACS' board of directors following the merger.

Statements about the company's outlook and all other statements in this release other than historical facts are forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside ACS' control, that could cause actual results to differ materially from such statements. While the company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, especially the timing and magnitude of technological advances; the performance of recently acquired businesses; the prospects for future acquisitions; the possibility that a current customer could be acquired or otherwise affected by a future event that would diminish their information technology requirements; the competition in the information technology industry and the impact of such competition on pricing, revenues and margins; the degree to which business entities continue to outsource information technology and business processes; uncertainties surrounding budget reductions or changes in funding priorities or existing government programs and the cost of attracting and retaining highly skilled personnel. These factors, when applicable, are discussed in the company's filings with the Securities and Exchange Commission, including the most recent Form 10-K, a copy of which may be obtained through the company without charge. ACS disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future event, or otherwise.

Affiliated Computer Services, Inc., based in Dallas, Texas, and with offices throughout the United States, and in Europe and Mexico, provides information technology services and electronic funds transfer processing. ACS provides a full range of information technology services including business process outsourcing, data processing outsourcing, image management solutions and information systems programming services. The company's Class A common stock trades on the New York Stock Exchange under the symbol "AFA".




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